Exhibit 99.1

Hilarie Koplow-McAdams Joins Toast Board of Directors

BOSTON, MA – Dec. 1, 2021 – Toast (NYSE: TOST), the all-in-one platform built for restaurants, today announced that Hilarie Koplow-McAdams has been appointed to the company's board of directors, effective immediately.

A technology industry-veteran, Ms. Koplow-McAdams has spent more than three decades in operating and leadership roles devoted to accelerating high-growth software companies through sales, business development, customer success and more. Currently Ms. Koplow-McAdams is a Venture Partner with New Enterprise Associates (NEA), a venture capital firm. Prior to NEA, Ms. Koplow-McAdams served as the President of New Relic, Inc., President of Global Sales at Salesforce and also held executive roles at Intuit Inc. and Oracle Corporation.

“I’m thrilled that Hilarie is joining Toast on our mission of empowering the restaurant community to delight guests, do what they love, and thrive,” said Chris Comparato, CEO, Toast. "Her exceptional track record and operating experience make her a powerful addition to our team.”

“The restaurant industry needs a true technology partner and leader who understands its complex and unique needs,” said Hilarie Koplow-McAdams. “Toast’s dedication to restaurants, its industry-specific platform and strong relationships with the communities it serves are a recipe for success. I’m excited to join such an innovative company and look forward to working with the rest of the Board to support Toast’s continued growth.”

Ms. Koplow-McAdams has served as a member of the board of Directors of Zendesk since September 2017 and serves on several private boards. She is a Trustee at the University of Chicago and is the Chair of the advisory council of the University of Chicago’s Harris School of Public Policy. She is also the Chair of the Pancreatic Cancer Action Network (PanCan), a charitable organization. Ms. Koplow-McAdams holds an M.A. in Public Policy from the University of Chicago and a B.A. in Sociology from Mills College.

About Toast
Toast [NYSE: TOST] is the all-in-one platform built for restaurants of all sizes. Toast provides a single platform of software as a service (SaaS) products and financial technology solutions that give restaurants everything they need to run their business across point of sale, operations, digital ordering and delivery, marketing and loyalty, and team management. By serving as the restaurant operating system across dine-in, takeout, and delivery channels, Toast helps restaurants streamline operations, increase revenue and deliver amazing guest experiences. For more information, visit www.toasttab.com

TOST-CORP